Exhibit 99.1

Arbinet Announces Third Quarter 2005 Financial Results

NEW BRUNSWICK, N.J., November 2, 2005—Arbinet-thexchange, Inc. (Nasdaq: ARBX), the world’s leading electronic market for trading, routing, and settling communications capacity, reported financial results for its third quarter ended September 30, 2005.

Third quarter 2005 fee revenues were $12.9 million, an increase of 12% over $11.5 million in the third quarter 2004 and an increase of 11% compared to $11.6 million in the second quarter 2005. Third quarter 2005 net income was $2.4 million or $0.09 per diluted share compared to $417,000 or $0.02 per pro forma diluted share in the third quarter 2004.

A total of 3.03 billion minutes were bought and sold on Arbinet’s exchange in the third quarter of 2005, up 12% from 2.70 billion minutes in the third quarter 2004 and up 4% from 2.92 billion in the second quarter of 2005. The Company completed 359.7 million calls during the third quarter of 2005, an increase of 17% compared to 308.2 million for the comparable period of 2004, and a decrease of 3% compared to 372.3 million in the second quarter of 2005. The average call duration on thexchange for the quarter was 4.2 minutes per call compared to 4.4 minutes per call in the third quarter of 2004 and 3.9 minutes per call in the second quarter of 2005.

Curt Hockemeier, President and Chief Executive Officer of Arbinet, commented, “The third quarter demonstrates the strong operating leverage of our model. We were able to maintain our relatively stable cost structure, while supporting higher fee revenue. However, the inherent volatility in our voice exchange remains so we are continuing to focus our efforts on decreasing this volatility through ancillary products and services.”

The DirectAxcessSM branded trading service, introduced in the second quarter, represented 3% of average daily trading volume in the third quarter. At the end of the third quarter, there were over 250 markets for sale on DirectAxcess. DirectAxcess offers the world’s fixed and mobile network operators the ability to buy and sell termination to branded networks in a transparent, non-anonymous environment.

The Company had a balance of cash and cash equivalents, including marketable securities, of $58.5 million as of September 30, 2005 an increase of $2.2 million from June 30, 2005.

Looking forward, Hockemeier said, “While we expect short-term market supply and demand will continue to fluctuate, we remain encouraged in our long-term business outlook. We recently announced that all of the world’s ten largest international carriers are now Members of Arbinet’s exchange, along with hundreds of other Members of all sizes. Arbinet is the world’s leading electronic market for trading, routing, and settling communications capacity, and we expect to continue to increase buy and sell opportunities for our exchange Members across the globe.”

Arbinet reaffirms its 2005 outlook of fee revenues within a range of $46 million to $50 million and net income within a range of $3 million to $6 million, excluding the effect of the insurance reimbursement received in the second quarter 2005.

Quarterly Conference Call

Arbinet will host a conference call to discuss third quarter 2005 results at 5:00 p.m. EST today. The dial-in number for the live audio call is (201) 689-8470. A live webcast of the conference call can be accessed through the Company’s Investor Relations website at http://investor.arbinet.com. In addition, a replay of the call will be available immediately following the call through 11:59 p.m. EST on Wednesday, November 9, 2005 at http://investor.arbinet.com and by telephone at (201) 612-7415. The account number to access the replay is 3055 and the conference ID is 172138.

About Arbinet

Arbinet is the leading electronic market for trading, routing and settling communications capacity. Members of the exchange, consisting primarily of communications service providers, buy and sell voice calls and Internet capacity based on route quality and price through its centralized, efficient and liquid marketplace. Members place orders through a web-based interface. Its fully automated, highly scalable trading platform matches these orders using proprietary software and delivers them through state-of-the-art facilities.

Forward-Looking Statements

This press release contains “forward-looking statements” (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended), including statements about the Company’s growth and future operating results. Various important risks and uncertainties may cause the Company’s actual results to differ materially from the results indicated by these forward- looking statements, including, without limitation: members (in particular, significant trading members) not trading on our exchange or utilizing our new and additional services (including data on thexchange, mobile on thexchange services, and DirectAxcessSM trading service); continued volatility in the volume and mix of trading activity (including the average call duration for DirectAxcessSM and the mix of geographic markets traded); our uncertain and long member enrollment cycle; the failure to manage our credit risk; failure to manage our growth; competitive factors; system failures, human error and security breaches could cause the Company to lose members and expose it to liability; future government regulation; and the Company’s ability to obtain and enforce patent protection for our methods and technologies. For a further list and description of the risks and uncertainties the Company faces, please refer to the Company’s 10-K and other filings, which have been filed with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Mike Lemberg Arbinet 1.732.509.9220 mlemberg@arbinet.com	David Pasquale or Denise Roche The Ruth Group 1.646.536.7006 / 1.646-526-7008 dpasquale@theruthgroup.com / droche@theruthgroup.com

ARBINET - THEXCHANGE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2005	2004	2005
Trading revenues	$117,477,408	$122,059,465	$342,056,053	$367,366,759
Fee revenues	11,530,253	12,881,803	32,197,699	36,832,639

Total revenues	129,007,661	134,941,268	374,253,752	404,199,398
Cost of trading revenues	117,477,408	121,902,926	342,023,484	366,864,766

	11,530,253	13,038,342	32,230,268	37,334,632
Costs and expenses
Operations and development	3,524,315	3,409,035	9,541,864	10,319,687
Sales and marketing	1,170,209	1,807,522	3,937,224	5,456,491
General and administrative	2,176,357	3,248,991	6,617,933	9,058,651
Depreciation and amortization	2,437,570	2,070,086	6,716,744	6,936,377
Litigation settlement (Insurance reimbursement for litigation settlements)	850,000	—	850,000	(1,450,000)

Total costs and expenses	10,158,451	10,535,634	27,663,765	30,321,206

Income from operations	1,371,802	2,502,708	4,566,503	7,013,426
Interest income (expense), net	(631,642)	401,984	(1,986,061)	836,403
Other income (expense), net	(322,682)	(216,789)	(709,666)	(1,033,353)

Income before income taxes	417,478	2,687,903	1,870,776	6,816,476
Provision for income taxes	—	319,861	—	811,161

Net income	$417,478	$2,368,042	$1,870,776	$6,005,315

Preferred stock dividends and accretion	(1,791,245)	—	(5,177,817)	—

Net (loss) income attributable to common stockholders	$(1,373,767)	$2,368,042	$(3,307,041)	$6,005,315

Earnings per share
Basic	$(0.52)	$0.10	$(1.32)	$0.24

Diluted	$(0.52)	$0.09	$(1.32)	$0.23

Pro Forma Diluted	$0.02	N/A	$0.09	N/A

Weighted average number of common shares
Basic	2,667,117	24,677,289	2,509,751	24,546,009
Diluted	2,667,117	25,391,693	2,509,751	25,663,944
Pro Forma Diluted	21,254,440	N/A	21,097,074	N/A

ARBINET - THEXCHANGE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	As of December 31, 2004	As of September 30, 2005
Assets
Current Assets:
Cash and cash equivalents	$53,532,660	$37,751,859
Marketable securities	—	20,749,000
Trade accounts receivable, net	27,351,810	23,491,797
Other current assets	2,369,746	1,638,547

Total current assets	83,254,216	83,631,203
Property and equipment, net	24,689,053	22,912,303
Other long-term assets	6,923,671	7,053,609

Total Assets	$114,866,940	$113,597,115

Liabilities & Stockholders’ Equity
Current Liabilities:
Short-term debt obligations	$1,924,023	$958,747
Accounts payable	15,645,826	12,866,584
Deferred revenue	4,314,006	3,911,459
Accrued expenses and other current liabilities	9,445,247	8,878,555

Total current liabilities	31,329,102	26,615,345

Other long-term liabilities	8,299,972	6,157,962

Total Liabilities	39,629,074	32,773,307

Stockholders’ Equity	75,237,866	80,823,808

Total Liabilities & Stockholders’ Equity	$114,866,940	$113,597,115

ARBINET - THEXCHANGE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,
	2004	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,870,776	$6,005,315
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,716,744	6,936,377
Amortization of deferred compensation	54,784	218,556
Non-cash interest on redeemable preferred stock	1,257,270	—
Foreign currency exchange (gain) loss	(152,091)	331,737
Changes in operating assets and liabilities:
Trade accounts receivable, net	(8,681,688)	3,898,528
Other assets	536,130	1,097,612
Accounts payable	3,047,712	(2,805,347)
Deferred revenue, accrued expenses and other current liabilities	2,157,146	(769,880)
Other long-term liabilities	(914,853)	(756,462)

Net cash provided by operating activities	5,891,930	14,156,436

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of certain assets of Band-X	(4,160,000)	—
Acquisition of certain intangible assets of Summit	—	(1,100,000)
Purchases of property and equipment	(7,939,321)	(5,187,846)
Purchases of marketable securities	—	(20,749,000)

Net cash used in investing activities	(12,099,321)	(27,036,846)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance (repayment) of indebtedness, net	677,480	(569,205)
Issuance of common stock	368,165	176,109
Loans made to stockholders, net of repayments	151,723	—
Net payments on obligations under capital leases	(2,085,448)	(1,781,619)

Net cash used in financing activities	(888,080)	(2,174,715)

Effect of foreign exchange rate changes on cash	(10,815)	(725,676)
Net decrease in cash and cash equivalents	(7,106,286)	(15,780,801)
Cash and cash equivalents, beginning of period	17,147,245	53,532,660

Cash and cash equivalents, end of period	$10,040,959	$37,751,859